Exhibit 4.2

Irrevocable Limited Proxy to Vote Corporate Shares

THE UNDERSIGNED STOCKHOLDER, being the owner of ________________ shares of common stock (the “Stock”) of Itec Environmental Group, Inc. (“Itec”), pursuant to that certain Settlement and Release Agreement between _____________________ and Itec, of even date herewith, does hereby grant to Itec an irrevocable limited proxy (the “Proxy”) and hereby appoint it my attorney-in-fact to vote the Stock in connection therewith.  Itec, through its representatives, is entitled to attend said meetings (or execute a consent in lieu of a meeting) and act on my behalf and vote said Stock personally or through mail proxy, all to the same extent as if I voted said Shares personally.

For one hundred eighty (180) days from the date hereof (the “Expiration Date”), all rights to vote the Stock shall be held by Itec with full power of substitution or revocation.

This agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, and personal representatives.

IN WITNESS WHEREOF, I have executed this proxy this ________ day of ________________, 2004.

PROXY HOLDER:

STOCKHOLDER:

ITEC ENVIRONMENTAL GROUP, INC.

________________________

________________________

Name: Gary De Laurentiis

Name:

Its: CEO